    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 1996


                                                      REGISTRATION NO. 333-05107
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 5

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       AWARD SOFTWARE INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          CALIFORNIA                        5098                        94-2893462
 (State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
              of                Classification Code Number)       Identification Number)
incorporation or organization)

                             ---------------------

                           777 EAST MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (415) 968-4433
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                GEORGE C. HUANG
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       AWARD SOFTWARE INTERNATIONAL, INC.
                           777 EAST MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (415) 968-4433
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------
                                   Copies to:

            JAMES C. KITCH, ESQ.                         ROBERT T. CLARKSON, ESQ.
           MATTHEW P. FISHER, ESQ.                        ADELE C. FREEDMAN, ESQ.
             COOLEY GODWARD LLP                   WILSON SONSINI GOODRICH & ROSATI, P.C.
            FIVE PALO ALTO SQUARE                           650 PAGE MILL ROAD
             3000 EL CAMINO REAL                     PALO ALTO, CALIFORNIA 94304-1050
      PALO ALTO, CALIFORNIA 94306-2155                        (415) 493-9300
               (415) 843-5000

                             ---------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

Registration fee..................................................................  $  11,897
NASD filing fee...................................................................      3,950
Nasdaq application fee............................................................     32,018
Blue sky qualification fee and expenses...........................................     10,000
Printing and engraving expenses...................................................    200,000
Legal fees and expenses...........................................................    350,000
Accounting fees and expenses......................................................    225,000
Transfer agent and registrar fees.................................................      5,000
Custodian.........................................................................      2,500
Miscellaneous.....................................................................    134,635
                                                                                    ---------
          Total...................................................................  $ 975,000
                                                                                     ========

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 317 of the California Corporations Code ("CCC") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding or may procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Section 204 of the CCC provides that a corporation's articles of incorporation may set forth a provision authorizing, whether by bylaw, agreement, or otherwise, the indemnification of agents in excess of that expressly permitted by Section 317 for those agents of the corporation for breach of duty to the corporation and its stockholders, provided, however, that the provision may not provide for indemnification of any agent for any acts or omissions or transactions from which a director may not be relieved of liability, including
(i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an executed pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the CCC requiring that a director who has a contract or other transaction with the corporation or has a material financial interest in a contract or other transaction between the corporation and another corporation, obtain approval of such contract or transaction by the shareholders or the board of directors, or (vii) under
Section 316 of the CCC subjecting a director to joint and several liability for making any improper distribution, loan or guarantee. Section 204 further provides that no such indemnification provision may eliminate or limit the liability of (i) a director for any act or omission occurring prior to the date when the provision becomes effective, or (ii) an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her action, if negligent or improper, has been ratified by the directors.

Article 7 of the Registrant's Amended and Restated Articles of Incorporation provides that the directors' liability to the Registrant for monetary damages will be eliminated to the fullest extent permitted under California law. Article 8 of the Registrant's Amended and Restated Articles of Incorporation provides that the corporation is authorized to provide indemnification of agents through a bylaw provision and agreements with agents in excess of the indemnification otherwise permitted by Section 317 of the CCC, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the CCC. Article 8 of the Registrant's Amended and Restated Articles of Incorporation further provides that any repeal or modification of Article 8 shall only be prospective and shall not affect the rights under Articles 7 or 8 in effect at the time of the alleged occurrence of any act or omission to act giving rise to indemnification.

Section 63 of the Registrant's Bylaws provides that the corporation shall indemnify its directors to the fullest extent not prohibited by the California General Corporation Law; provided, however, that the corporation may limit the extent of such indemnification by individual contracts with its directors; and, provided, further, that the corporation shall not be required to indemnify any director in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation or (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the California General Corporation Law. Section 63 of the Registrant's Bylaws further provide that the corporation shall have power to indemnify its officers, employees and other agents as set forth in the California General Corporation Law.

Under the form of Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Company intends to purchase a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacity as directors or officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

In July 1993, GCH Systems, Inc. ("GCH") acquired all of the capital stock of the Registrant. Since July 1993, the Registrant has sold and issued the following unregistered securities (share and dollar amounts reflect a 1-for-2 reverse stock split):

     (1) In October 1994, the Registrant issued a warrant exercisable for up to 200,000 shares of Common Stock to an accredited investor at an exercise price of $1.00 per share.

     (2) In December 1994, GCH distributed all of the Registrant's outstanding 3,841,801 shares of Common Stock, all of the Registrant's capital stock, to GCH's existing shareholders on a pro rata basis for no consideration.

     (3) In June 1995, the Registrant issued warrants exercisable for an aggregate of 100,000 shares of Common Stock to a group of accredited investors at an exercise price of $1.00 per share.

     (4) In July 1995, the Registrant sold an aggregate of 750,000 shares of Common Stock to a group of accredited investors for cash in the aggregate amount of $4,500,000 at a purchase price of $6.00 per share.

     (5) In September 1995, the Registrant sold to a group of accredited investors an aggregate of 416,666 shares of Common Stock at a purchase price of $6.00 per share for an aggregate purchase price of $2,500,000 and warrants for a purchase price of $2,467 exercisable for 123,333 shares of Common Stock with an exercise price of $1.00 per share.

     (6) In January 1996, the Registrant sold 570,033 shares of Common Stock at a purchase price of $12.28 per share for an aggregate purchase price of $7,000,005 and issued a warrant for $5,448 exercisable for 272,394 shares of Common Stock at an exercise price of $12.28 per share to an accredited investor.

     (7) In July 1996, the Registrant sold 160,000 shares of Common Stock at a purchase price of $12.50 per share for an aggregate purchase price of $1,999,998 to an accredited investor.

     (8) In July 1996, the Registrant sold 77,500 shares of common stock to an accredited investor pursuant to the exercise of a warrant at an exercise price of $1.00 per share for an aggregate exercise price of $77,500.

     (9) In July 1996, the Registrant sold 41,169 shares of Common Stock to an accredited investor at a purchase price of $10.00 per share for an aggregate purchase price of $411,695.

     (10) From December 1994 through August 1996, the Registrant granted incentive stock options and nonstatutory stock options to employees, directors and consultants under its 1995 Stock Option Plan covering an aggregate of 1,067,655 shares of the Registrant's Common Stock, at an average exercise price of $3.86 per share. Options to purchase 61,709 shares of Common Stock have been canceled or have lapsed without being exercised. The Registrant has sold 50,291 shares of its Common Stock to employees, directors and consultants of the Registrant pursuant to exercise of stock options granted under the 1995 Stock Option Plan.

The sales and issuances of securities in the transactions described in paragraph
(10) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

The sales and issuances of securities in the transactions described in paragraphs (1) through (9) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.


 EXHIBIT
 NUMBER                                     DESCRIPTION OF DOCUMENT
---------       --------------------------------------------------------------------------------
  1.1        -- Form of Underwriting Agreement.
  3.1*       -- Amended and Restated Articles of Incorporation of the Registrant.
  3.1.1*     -- Form of Amended and Restated Articles of Incorporation of the Registrant
                effecting the 1-for-2 reverse stock split.
  3.1.2*     -- Form of Amended and Restated Articles of Incorporation of the Registrant, to be
                effective upon the completion of the Offering.
  3.2*       -- Amended and Restated Bylaws of the Registrant.
  3.2.1*     -- Form of Amended and Restated Bylaws of the Registrant, to be effective upon the completion of the Offering.
  4.1*       -- Reference is made to Exhibits 3.1 through 3.2.
  4.5*       -- Specimen stock certificate.
  5.1        -- Opinion of Cooley Godward LLP.
 10.1*       -- Form of Indemnity Agreement to be entered into between the Registrant and its directors and officers, with related schedule.
 10.2*       -- Registrant's 1995 Stock Option Plan, as amended (the "Option Plan").
 10.3*       -- Form of Incentive Stock Option under the Option Plan.
 10.4*       -- Form of Nonstatutory Stock Option under the Option Plan.
 10.5*       -- Registrant's 1996 Employee Stock Purchase Plan.
 10.6*       -- Registrant's Amended and Restated Executive Compensation Plan.
 10.7*       -- Lease, dated January 1, 1996, between GCH Systems, Inc. and the Registrant.
 10.8*       -- Summary of Leases, dated March 1, 1996, between Sun Corporation, GSS Corporation and the Registrant.
 10.9*       -- Voting Agreement, dated January 12, 1996, between the Registrant and certain persons named therein.
 10.10*      -- Investors' Rights Agreement among the Registrant and certain other persons named therein, dated as of January 12, 1996.
 10.11*      -- Warrant issued to Synnex Information Technologies, Inc.
 10.12*      -- Warrant issued to Vobis Microcomputer AG.
 10.13*      -- Warrant issued to Venrock Associates.
 10.14*      -- Warrant issued to Venrock Associates II, L.P.
 10.15*      -- Warrant issued to Walden Capital Partners II, L.P.
 10.16*      -- Warrant issued to Walden Technology Ventures II, L.P.
 10.17+      -- Technology Development and Support Agreement, dated June 28, 1996, between
                Registrant and Advanced Micro Devices, Inc.
 11.1*       -- Statement regarding calculation of net income (loss) per share.
 23.1*       -- Consent of Price Waterhouse LLP.
 23.2        -- Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

 EXHIBIT
 NUMBER                                     DESCRIPTION OF DOCUMENT
---------       --------------------------------------------------------------------------------
 24.1*       -- Power of Attorney.
 27*         -- Financial Data Schedule

*  Previously filed.


+  Confidential treatment requested.


(B) FINANCIAL STATEMENT SCHEDULES.

                             NUMBER                                   DESCRIPTION
        -------------------------------------------------  ----------------------------------
        Schedule II......................................  Valuation and Qualifying Accounts

All other schedules are omitted because they are not required, are not applicable, or the information is included in the consolidated financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, County of Santa Clara, State of California, on the twenty-fourth day of October 1996.


                                          AWARD SOFTWARE INTERNATIONAL, INC.

                                          By: /s/  GEORGE C. HUANG

                                            ------------------------------------
                                            George C. Huang
                                            Chairman of the Board, President and
                                              Chief
                                            Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                 TITLE                       DATE
------------------------------------------  ----------------------------------  -----------------
           /s/  GEORGE C. HUANG             Chairman of the Board, President,    October 24, 1996
------------------------------------------  Chief Executive Officer and
             George C. Huang                Director (Principal Executive
                                            Officer)
           /s/  KEVIN J. BERRY              Vice President, Finance, Chief       October 24, 1996
------------------------------------------  Financial Officer and Secretary
              Kevin J. Berry                (Principal Financial and
                                            Accounting Officer)
                    *                       Director                             October 24, 1996
------------------------------------------
              Cheng Ming Lee
                    *                       Director                             October 24, 1996
------------------------------------------
               David S. Lee
                    *                       Director                             October 24, 1996
------------------------------------------
            Theodor L. Lieven
                    *                       Director                             October 24, 1996
------------------------------------------
               Masami Maeda
                    *                       Director                             October 24, 1996
------------------------------------------
               Anthony Sun
                    *                       Director                             October 24, 1996
------------------------------------------
              William P. Tai
     *By:       /s/  GEORGE C. HUANG
------------------------------------------
             George C. Huang
             Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                      DESCRIPTION OF DOCUMENT
---------       ---------------------------------------------------------------------------------
  1.1        -- Form of Underwriting Agreement.
  3.1*       -- Amended and Restated Articles of Incorporation of the Registrant.
  3.1.1*     -- Form of Amended and Restated Articles of Incorporation of the Registrant
                effecting the 1-for-2 reverse stock split.
  3.1.2*     -- Form of Amended and Restated Articles of Incorporation of the Registrant, to be
                effective upon the completion of the Offering.
  3.2*       -- Amended and Restated Bylaws of the Registrant.
  3.2.1*     -- Form of Amended and Restated Bylaws of the Registrant, to be effective upon the completion of the Offering.
  4.1*       -- Reference is made to Exhibits 3.1 through 3.2.
  4.5*       -- Specimen stock certificate.
  5.1        -- Opinion of Cooley Godward LLP.
 10.1*       -- Form of Indemnity Agreement to be entered into between the Registrant and its directors and officers, with related schedule.
 10.2*       -- Registrant's 1995 Stock Option Plan, as amended (the "Option Plan").
 10.3*       -- Form of Incentive Stock Option under the Option Plan.
 10.4*       -- Form of Nonstatutory Stock Option under the Option Plan.
 10.5*       -- Registrant's 1996 Employee Stock Purchase Plan.
 10.6*       -- Registrant's Amended and Restated Executive Compensation Plan.
 10.7*       -- Lease, dated January 1, 1996, between GCH Systems, Inc. and the Registrant.
 10.8*       -- Summary of Leases, dated March 1, 1996, between Sun Corporation, GSS Corporation and the Registrant.
 10.9*       -- Voting Agreement, dated January 12, 1996, between the Registrant and certain persons named therein.
 10.10*      -- Investors' Rights Agreement among the Registrant and certain other persons named therein, dated as of January 12, 1996.
 10.11*      -- Warrant issued to Synnex Information Technologies, Inc.
 10.12*      -- Warrant issued to Vobis Microcomputer AG.
 10.13*      -- Warrant issued to Venrock Associates.
 10.14*      -- Warrant issued to Venrock Associates II, L.P.
 10.15*      -- Warrant issued to Walden Capital Partners II, L.P.
 10.16*      -- Warrant issued to Walden Technology Ventures II, L.P.
 10.17+      -- Technology Development and Support Agreement, dated June 28, 1996, between
                Registrant and Advanced Micro Devices, Inc.
 11.1*       -- Statement regarding calculation of net income (loss) per share.
 23.1*       -- Consent of Price Waterhouse LLP.
 23.2        -- Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
 24.1*       -- Power of Attorney.
 27*         -- Financial Data Schedule


*  Previously filed.


+  Confidential treatment requested.